UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 27, 2012

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	001-35083	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike Bedford, Massachusetts		01730
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 266-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 27, 2012, GSI Group Corporation (“GSI”), a subsidiary of GSI Group Inc., as Borrower, and GSI Group Inc. (the “Company”) entered into an amended and restated senior secured credit agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and lender, Silicon Valley Bank, as Syndication Agent and lender, HSBC Bank USA, N.A., as Documentation Agent and lender, and JPMorgan Chase Bank, N.A., TD Bank, N.A., and Brown Brothers Harriman & Co., each as lenders (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement provides for an aggregate of $125.0 million credit facility, consisting of a $50.0 million, 5-year, term loan facility and a $75.0 million, 5-year, revolving credit facility (collectively, the “Senior Credit Facilities”). The Senior Credit Facilities mature in December 2017. As of December 27, 2012, GSI had outstanding term loans in an amount equal to $50.0 million and had no revolving loans outstanding under the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement amends and restates the credit agreement, dated October 19, 2011, by and among GSI, the Company, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Silicon Valley Bank, as Syndication Agent, and HSBC Bank USA, N.A (as amended prior to December 27, 2012, the “Original Credit Agreement”). Outstanding borrowings under the Original Credit Agreement were $47.5 million as of September 28, 2012, the end of the Company’s third fiscal quarter.

Outstanding borrowings under the Senior Credit Facilities will initially bear interest at a rate per annum equal to 125 basis points plus the highest of (i) the Federal Funds Rate plus  1/2 of 1%, (ii) the “prime rate” as in effect for such day as publicly announced from time to time by Bank of America, N.A. and (iii) the Eurodollar Rate plus 1.00%. Upon the execution of a conversion notice, outstanding borrowings under the Senior Credit Facilities will bear interest at a rate per annum equal to LIBOR plus 225 basis points through March 29, 2013, subject to adjustment thereafter based on the Company’s consolidated leverage ratio, payable in arrears on the last day of the applicable interest period but in no event less frequently than every three months.

The Amended and Restated Credit Agreement contains various customary representations, warranties and covenants applicable to the Company and its subsidiaries, including, without limitation, (i) covenants regarding maximum leverage ratio and minimum fixed charge coverage ratio; (ii) limitations on restricted payments, including dividend payments and stock repurchases, provided that the Company, GSI and its subsidiaries may repurchase their equity interests, so long as immediately after giving effect to the repurchase, the Company’s consolidated leverage ratio is no more than 2.25:1.00, GSI has unrestricted cash plus amounts available for borrowing under the Senior Credit Facilities of at least $25.0 million, and other customary conditions; (iii) limitations on fundamental changes involving the Company or its subsidiaries; (iv) limitations on the disposition of assets; and (v) limitations on indebtedness, investments, and liens. The Amended and Restated Credit Agreement requires the Company to satisfy certain financial covenants, such as maintaining a minimum consolidated fixed charge coverage ratio of 1.50 to 1.00 and a maximum consolidated leverage ratio of 2.75 to 1.00.

The obligations of GSI under the Senior Credit Facilities are secured on a senior basis by a lien on substantially all of the assets of the Company and its material United States (“U.S.”) and United Kingdom (“U.K.”) subsidiaries and guaranteed by the Company and its material U.S. and U.K. subsidiaries. The Amended and Restated Credit Agreement also contains customary events of default.

The term loan facility requires amortization in the form of twenty (20) quarterly scheduled principal payments of $1.875 million beginning in January 2013 with the final installment of $12.5 million due in December 2017, if the maturity date of the term loan facility is not otherwise extended. Subject to certain exceptions, GSI will be required to prepay outstanding loans under the Amended and Restated Credit Agreement with the net proceeds of certain asset dispositions and incurrences of certain debt. The Company may voluntarily prepay loans or reduce commitments under the Senior Credit Facilities, in whole or in part, without premium or penalty, subject to certain minimum principal amounts.

The foregoing summary of the terms of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Amended and Restated Credit Agreement, a copy of which is attached to this Current Report on Form 8-K (this “Current Report”) as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 in connection with the Amended and Restated Credit Agreement is incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit #	Description

10.1	Amended and Restated Credit Agreement, dated as of December 27, 2012, by and among GSI Group Corporation, GSI Group Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Silicon Valley Bank, as Syndication Agent, and HSBC Bank USA, N.A., as Documentation Agent, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI Group Inc.
(Registrant)

Date: January 2, 2013	By:	/s/ Robert J. Buckley
Robert J. Buckley
Chief Financial Officer